Exhibit 5.1

O’Melveny & Myers LLP	T: +1 213 430 6000
400 South Hope Street	F: +1 213 430 6407
18ᵗʰ Floor	omm.com
Los Angeles, CA 90071-2899

February 20, 2020

YETI Holdings, Inc.
7601 Southwest Parkway
Austin, Texas 78735

Re:	Offer and Sale of Shares of Common Stock of YETI Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to YETI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the selling stockholders named in the prospectus supplement, dated February 18, 2020, to the base prospectus, dated February 18, 2020, of 15,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share. The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-236475) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 18, 2020, that became effective upon filing with the Commission.

In our capacity as special counsel, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on this examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933 (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Shares.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC
Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the base prospectus and prospectus supplement constituting part of the Registration Statement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP